Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

November 22, 2017

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into by and among (i) 99 Cents Only Stores LLC (the “Company”) and (ii) the undersigned holders (including beneficial owners or investment managers of beneficial owners) of Existing Notes (together with their successors and assigns, each in such capacity, a “Support Party”).  The Company and each of the Support Parties shall be referred to as a “Party” and, shall be collectively referred to as the “Parties.”

RECITALS

WHEREAS, on November 7, 2017, utilizing an offering memorandum dated November 7, 2017 (the “Original Exchange Offer Memorandum”), the Company launched an exchange offer (the “Original Exchange Offer”) relating to the Company’s outstanding 11% Senior Notes due 2019 (the “Existing Notes”) issued under that certain indenture, dated as of December 29, 2011, among the Company, as successor issuer to Number Merger Sub, Inc., and Wilmington Trust, National Association, as trustee, as amended or supplemented from time to time (the “Existing Indenture”);

WHEREAS, prior to the date hereof, the Parties have discussed the possibility of amending the terms of the Original Exchange Offer on the terms and conditions summarized on Exhibit A hereto (the Original Exchange Offer Memorandum, as amended to give effect to the terms and conditions set forth on Exhibit A hereto, the “New Exchange Offer Memorandum;” and the Original Exchange Offer, as amended to give effect to the terms and conditions set forth on Exhibit A hereto, the “Exchange Offer”);

WHEREAS, in conjunction with the Exchange Offer, the Support Parties have agreed to consent, pursuant to a consent solicitation (the “Consent Solicitation”), to amendments to the Existing Indenture (the “Proposed Amendments,” and the consents thereto, the “Consents”). The Consents will, among other things, eliminate substantially all of the covenants contained in the Existing Indenture and the Existing Notes (other than, among certain other covenants, the covenant to pay interest and premium, if any, on, and the principal amount of, the Existing Notes when due) and will eliminate certain events of default and related provisions;

WHEREAS, the Parties have engaged in arm’s length, good faith discussions with the objective of reaching an agreement regarding the Exchange Offer and the Proposed Amendments; and

WHEREAS, the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof, for the Exchange Offer and the Consent Solicitation.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.                                      Amended Exchange Offer and Consent Solicitation.

(a)                                 The Exchange Offer and Consent Solicitation will be implemented pursuant to various actions, agreements and related documentation, including, but not limited to:

(i)                                     the New Exchange Offer Memorandum;

(ii)                                  an amended and restated letter of transmittal for the Exchange Offer (such letter of transmittal, collectively with the New Exchange Offer Memorandum, the “Exchange Offer Materials”); or

(iii)                               such other definitive documentation (including, without limitation, an indenture, global notes and security documents with respect to the notes to be issued pursuant to the Exchange Offer) as is necessary or advisable to consummate the Exchange Offer and Consent Solicitation, all on the same economic terms and otherwise consistent in all material respects with the terms set forth in the Original Exchange Offer Memorandum, as amended to give effect to the terms and conditions set forth on Exhibit A hereto. The documents referred to in the foregoing subsections (i)-(iii), collectively, including all exhibits, annexes, schedules, amendments and supplements thereto, the “Transaction Documents”).

The Transaction Documents shall be substantially consistent in all material respects with the Original Exchange Offer Memorandum (as amended to give effect to the terms and conditions set forth on Exhibit A hereto), in each case, with such changes from the form, and/or such amendments, modifications, supplements and/or restatements as the Company may determine to make. Notwithstanding the foregoing, no such change, amendment, modification, supplement and/or restatement may materially adversely affect any Support Party in its capacity as a holder of Existing Notes without the consent of the Requisite Support Parties (as defined below). The Support Parties acknowledge and agree that the following shall not be deemed to materially adversely affect any Support Party in its capacity as a holder of the Existing Notes:  (i) the waiver or modification of any condition, including, without limitation, the minimum tender condition or (ii) the extension of the early tender deadline, the withdrawal deadline, or the expiration date of the Exchange Offer.

(b)                                 The Exchange Offer and Consent Solicitation contemplated by the Transaction Documents, as may be modified pursuant to the terms of this Agreement, is referred to herein as the “Qualified Transaction.”

2.                                      Agreements of the Support Parties.  Subject to the terms and conditions hereof, and except as expressly released by the Company in writing from any of the following obligations, each of the Support Parties hereby agrees: (a) to validly and timely tender, prior to the withdrawal deadline of the Exchange Offer, all of its Participating Notes (as defined below) held as of the withdrawal deadline of the Exchange Offer and related Consents into the Exchange Offer and Consent Solicitation, in accordance with the applicable procedures set forth in the Exchange Offer Materials, and to not withdraw or revoke such tender in the Exchange Offer and Consent Solicitation; (b) to validly and timely tender within one (1) business day of the acquisition thereof (and, in any case, prior to the expiration date of the Exchange Offer) any Participating Notes acquired after the withdrawal deadline of the Exchange Offer and related Consents, into the Exchange Offer and Consent Solicitation, in accordance with the applicable procedures set forth in the Exchange Offer Materials, and to not withdraw or revoke such tender or Consent in the Exchange Offer and Consent Solicitation; and (c) not to object to, delay, impede or take any other actions to interfere, directly or indirectly, in any respect with acceptance or implementation of the Qualified Transaction.

3.                                      Agreements of the Company. Subject to the terms and conditions hereof, for so long as this Agreement has not been terminated, upon the occurrence of a Support Termination Event (as defined below) and except as expressly released by each Support Party in writing from any of the following obligations, the Company agrees to modify the terms of the Exchange Offer to reflect those set forth in the Exchange Offer Materials by 11:59 p.m. on the date that is three (3) business days after the date hereof (such date on which the modified terms are communicated to eligible holders of the Existing Notes, the “Amendment Date”).

4.                                      Termination of Obligations.  Except as set forth in Section 13 hereof, this Agreement shall terminate and all obligations of the Parties shall immediately terminate and be of no further force or effect upon the occurrence of any of the following events (each, a “Support Termination Event”):

(a)                                 by the mutual written consent of the Company and each of the Support Parties, provided that notice of such termination is provided within one (1) business day of such mutual written consent to the persons and entities listed on Schedule 1 annexed hereto, in accordance with Section 12 hereof;

(b)                                 with respect to each Support Party, if the Company terminates or completes the Exchange Offer;

(c)                                  with respect to each Support Party, if the Amendment Date has not occurred within three (3) business days after the date hereof;

(d)                                 with respect to each Support Party, upon satisfaction of such Support Party’s obligations under Section 2; and

(e)                                  upon the occurrence of, and a written notification from each Support Party to the Company that it is terminating this Agreement based on the occurrence of, any of the following:

(i)                                     if the Closing Date has not occurred by the date that is sixty (60) days after the date hereof, provided that the failure of the Closing Date to occur by such date is not the result of a breach of the terms hereof by any Support Party;

(ii)                                  the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any final, non-appealable injunction, ruling or order making illegal or otherwise preventing the consummation of the transactions contemplated by this Agreement and any of the definitive documentation contemplated hereby or thereby;

(iii)                               commencement of an involuntary bankruptcy case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation or other substantially similar relief in respect of the Company, under any federal, state or foreign bankruptcy, insolvency, receivership or substantially similar law (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof); or

(iv)                              the Company taking any of the following actions: (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation or other substantially similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or substantially similar law, (B) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or substantially similar official for the Company or (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding.

Upon the occurrence of a Support Termination Event, unless waived hereunder, this Agreement shall terminate with respect to the applicable Parties. Each such Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any such applicable Party under or related to this Agreement. Notwithstanding the foregoing, in no event shall any such termination relieve any such applicable Party from (i) liability for its breach or non-performance of its obligations under this Agreement before the date of such termination or (ii) any obligations under this Agreement which expressly survive any such termination hereunder, including, without limitation, pursuant to Section 13 hereunder.

5.                                      Representations of the Support Parties and the Company. Solely on its own behalf and not on behalf of any other Support Party, each of the Support Parties and the Company hereby represents and warrants that, as of the date hereof, the following statements are true, correct and complete:  (a) it has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part; (b) the execution, delivery and performance by such Party of this Agreement does not violate (i) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (ii) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries; and (c) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

6.                                      Additional Representations of the Support Parties. Solely on its own behalf and not on behalf of any other Support Party, each of the Support Parties severally and not jointly, hereby represents and warrants that, as of the date hereof, the following statements are true, correct and complete:  such Support Party (i) either (A) is the sole legal and beneficial owner of the aggregate principal amount of Existing Notes set forth below its name on the signature page hereof, free and clear of all claims, liens voting restrictions, participation interests and other encumbrances, or (B) has sole investment and voting discretion with respect to such Existing Notes in respect of matters relating to the Exchange Offer contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such Existing Notes to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Existing Notes in respect of matters relating to the Exchange Offer contemplated by this Agreement and dispose of, exchange, assign and transfer such Existing Notes (with respect to a Support Party, all Existing Notes under clauses (A) and (B) and any additional Existing Notes it owns or has such control over from time to time or acquires after the date hereof, collectively, its “Participating Notes”). The aggregate principal amount of Participating Notes of each of the Support Parties as of the date hereof is set forth below its name on the signature pages hereto.

7.                                      Transfers of Participating Notes.  So long as this Agreement has not terminated with respect to such Support Party, each Support Party agrees that it shall not sell, transfer, assign or otherwise dispose of any of its Participating Notes, or any option thereon or any right or interest (voting or otherwise) in any of its Participating Notes (including, without limitation, any participation therein), except to a party that is a Support Party; provided that any such Participating Notes shall automatically be deemed to be subject to the terms of this Agreement, and any election to exchange Participating Notes made by the Support Party transferor shall be binding upon the transferee.  Any additional Existing Notes hereafter acquired by any Support Party shall automatically be deemed to be Participating Notes of such Support Party and shall be subject to all of the terms of this Agreement.

8.                                      Amendments and Waivers.  The terms and conditions of this Agreement may be amended, modified, restated, waived or supplemented only with the prior written approval of (a) the Company and (b) the Support Parties representing, as of the proposed date of amendment at least 80% in aggregate principal amount of the Participating Notes (the Support Parties described in the foregoing clause (b), the “Requisite Support Parties”).

9.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may only be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

10.                               Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party. Consequently, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, any order of a court of competent jurisdiction requiring any Party to comply with any of its obligations hereunder. Each Party further agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

11.                               No Offer or Solicitation.  Nothing in this Agreement, including the Exhibits hereto, shall constitute an offer to sell or a solicitation of offer to purchase (for cash or exchange) the Exchange Notes or any other security.  Any such offer, if any is ultimately made, shall be made solely pursuant to the Exchange Offer Materials in final form.

12.                               Notices.  All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Support Parties and the Company, and deemed given when delivered, if delivered by hand, upon confirmation of transmission, if delivered by facsimile, or upon transmission, if delivered by email, in each case, at the addresses, facsimile numbers or email addresses set forth on Schedule 1 hereto.

13.                               Survival.  Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in this Section 13 and Sections 9-10, 12, 14-15 and 17 shall survive such termination and shall continue in full force and effect for the benefit of the Support Parties and the Company in accordance with the terms hereof.

14.                               Successors and Assigns; Severability.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.

15.                               Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations, but shall not supersede the Transaction Documents. The Parties acknowledge and agree, however, that any confidentiality agreements heretofore executed between the Company and any Support Party shall continue in full force and effect as provided therein.  The terms of this Agreement and the terms of the Exchange Offer Materials shall, whenever possible, be read in a complementary manner; provided, that, to the extent there is a conflict between this Agreement and the Exchange Offer Materials, the conflicting term of the Exchange Offer Materials shall control and govern.

16.                               Publicity.  The Company shall not, either before or after the Closing Date (a) use the name of any Support Party in any press release without such Support Party’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of any Existing Notes held by any Support Party or any of its respective subsidiaries. Notwithstanding the foregoing, the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Existing Notes held by the Support Parties as a group. The Support Parties hereby consent to the disclosure by the Company in the Transaction Documents, or as otherwise required by law or regulation (including in a Current Report on Form 8-K filed with the Securities and Exchange Commission), the execution, parties to, terms and contents of this Agreement (and a copy thereof) and the aggregate principal amount of, and aggregate percentage of, any series of Existing Notes held by the Support Parties as a group.  The Support Parties shall not (i) use the name of the Company or any of its subsidiaries in any press release or (ii) disseminate to any news media any press releases, public filings, public announcements or other public communications, in the case of each of clauses (i) and (ii), relating to this Agreement or the transactions contemplated hereby and any amendments thereof without first (x) submitting such press releases, public filings, public announcements or other public communications to counsel for the Company for review and potential suggestions and comments and (y) receiving the prior written consent of the Company. Nothing contained herein shall be deemed to waive, restrict, amend or modify the terms of any existing or future confidentiality or non-disclosure agreement between the Company and any Support Party.

17.                               Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any fiduciary duty on the part of the Company or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the Company or its affiliated entities, in each case, in any such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of the Company or its affiliated entities.  Nothing in this Agreement shall create any fiduciary duty of any of the Support Parties to each other, the Company or any of the Company’s creditors or other stakeholders.

18.                               Fees and Expenses.  The Company agrees to pay at, or substantially concurrently with, closing or the termination of the Exchange Offer, against delivery of a reasonably detailed invoice therefor, the reasonable and documented fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Support Parties; provided that the Company shall not be obligated to pay any such fees in excess of $25,000.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

99 CENTS ONLY STORES LLC

By:	/s/ Felicia Thornton
Name: Felicia Thornton
Title: Chief Financial Officer

Signature Page to Transaction Support Agreement

Dated:	November 21, 2017

SUPPORT PARTY

Name of Institution:	CPP Investment Board (USRE II) Inc.

By:	/s/ Ryan Selwood
Name:	Ryan Selwood
Title:	Authorized Signatory

By:	/s/ Pierre Lavallee
Name:	Pierre Lavallee
Title:	Authorized Signatory

Telephone:
Facsimile:

Signature Page to Transaction Support Agreement

Dated:	November 22, 2017

SUPPORT PARTY

Name of Institution:	AF III Holdings A S.a r.l.

By:	/s/ Michael Thomas
Name:	Michael Thomas
Title:	A Manager

By:	/s/ Paul Galliver
Name:	Paul Galliver
Title:	B Manager

Telephone:
Facsimile:

Signature Page to Transaction Support Agreement

Dated:	November 21, 2017

SUPPORT PARTY

Name of Institution:	Litespeed Management, LLC

By:	/s/ Jamie Zimmerman
Name:	Jamie Zimmerman
Title:	CEO

Telephone:
Facsimile:

Signature Page to Transaction Support Agreement

Dated:	November 21, 2017

SUPPORT PARTY

Name of Institution:	Phoenix Investment Adviser LLC

By:	/s/ Robert Youree
Name:	Robert Youree
Title:	CFO

Telephone:
Facsimile:

Signature Page to Transaction Support Agreement

Dated:	November 22, 2017

SUPPORT PARTY

Name of Institution:	Wasserstein Debt Opportunities, L.P.

By:	/s/ Rajay Bagaria
Name:	Rajay Bagaria
Title:	President & Chief Investment Officer

Telephone:
Facsimile:

Signature Page to Transaction Support Agreement

SCHEDULE 1

NOTICE ADDRESSES

If to the Company:

99 Cents Only Stores LLC
4000 Union Pacific Avenue
City of Commerce, CA 90023
Attention: Felicia Thornton

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East, 33rd Floor
Los Angeles, CA 90067

Attention:                             Paul S. Aronzon (paronzon@milbank.com)

Adam Moses (amoses@milbank.com)

Proskauer Rose LLP

2049 Century Park East
Los Angeles, CA 90067

Attention:                             Michael A. Woronoff (mworonoff@proskauer.com)

Philippa M. Bond (pbond@proskauer.com)

If to Support Parties:

To the individual named on each Support Party’s signature page with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

Attn: Emil Buchman (emil.buchman@friedfrank.com)

Gary Kaplan (gary.kaplan@friedfrank.com)

EXHIBIT A

SUMMARY OF AMENDMENTS TO THE TERMS OF THE ORIGINAL EXCHANGE OFFER

EXHIBIT A

The following describes the principal changes between the terms of the Original Exchange Offer and the terms to be included in the New Exchange Offer Memorandum.  Except as described below, the Exchange Offer would be conducted on the same economic terms and otherwise consistent in all material respects with the terms set forth in the Original Exchange Offer Memorandum.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Exchange Offer Memorandum.

	Original Terms	Amended Terms
Exchange Consideration for Sponsor Affiliates	Sponsor Affiliates indicated that they would elect to receive 13% All PIK Notes due 2023 for all of their Existing Notes in the Original Exchange Offer.

Sponsor Affiliates have agreed to exchange their Existing Notes in the Exchange Offer for shares of preferred stock (the “New Preferred Stock”) to be issued by Number Holdings, Inc., the direct parent of the Company. New Preferred Stock may not be Disqualified Stock of the Company or of a restricted subsidiary of the Company.

Early Tender Consideration	$30.00 in principal amount of New Secured Notes (in addition to the Exchange Consideration) to Eligible Holders who tender before the Early Tender Date.

$30.00 in principal amount of New Secured Notes and $7.50 in cash on each $1,000 in principal amount of New Secured Notes (in addition to the Exchange Consideration) to Eligible Holders who tender before the Early Tender Date.

$30.00 additional liquidation preference per share of New Preferred Stock and $7.50 in additional aggregate liquidation preference of New Preferred Stock to Sponsor Affiliates who properly tender before the Early Tender Date.

Minimum Tender Condition	None.

The Exchange Offer will be conditioned on the satisfaction, or waiver by the Company, of the condition that not less than 95% in aggregate principal amount of Existing Notes have been validly tendered and not validly withdrawn prior to the Expiration Date.

New Secured Notes maturity	June 15, 2023.	April 14, 2022.
Optional Redemption

From and after the date of issuance, the New Secured Notes are redeemable at a redemption price equal to 100% of the principal amount of the New Secured Notes redeemed, plus accrued and unpaid interest thereon to the redemption date.

See Annex A.
Liens

The limitation on liens covenant contained, among other things, a basket (the “New Notes Lien Basket”) for liens securing up to $250 million in aggregate principal amount of New Secured Notes at any one time outstanding.

Will revise the New Notes Lien Basket to $148 million in aggregate principal amount of New Secured Notes at any one time outstanding.

	Original Terms	Amended Terms
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock covenant contained, among other things, a basket (the “New Notes Debt Basket”) for the issuance of up to $250 million in aggregate principal amount of New Secured Notes.

Will revise the New Notes Debt Basket to $148 million in aggregate principal amount of New Secured Notes.
Limitations on amendments to the Credit Facilities	None.

So long as the New Secured Notes are outstanding (other than if the New Secured Notes have been defeased pursuant to “legal defeasance” or “covenant defeasance” as described under “Description of the New Secured Notes—Defeasance” in the Original Exchange Offer Memorandum), the Company shall not amend, supplement or otherwise modify the Credit Facilities (whether currently in existence or incurred in exchange, refinancing or replacement thereof or in addition thereto) in a manner that permits the Company or the restricted subsidiaries to incur liens that are senior in priority to the liens securing the New Secured Notes to the extent that such liens are not permitted to be incurred pursuant to the terms of the Credit Facilities as in effect on the issue date of the New Secured Notes.

Limitations on liens relating to the New Preferred Stock	None.

In no event shall the Company, and the Company shall not permit any of the restricted subsidiaries to, incur a lien securing New Preferred Stock, other than any such lien which is junior in priority to the liens securing the collateral. The New Preferred Stock shall not be exchanged for indebtedness of the Company or any of the restricted subsidiaries.

Annex A

On or after June 15, 2019, the Issuer may redeem the New Secured Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or in accordance with the applicable procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2019	102.000%
2020	101.000%
2021	100.000%

In addition, prior to June 15, 2019, the Issuer may redeem the New Secured Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the principal amount of the New Secured Notes redeemed plus the Applicable Premium as of the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).  “Applicable Premium” shall be defined consistent with the definition of the Applicable Premium set forth in the indenture governing the Existing Notes, except that references to December 15, 2014, shall be deemed to be references to June 15, 2019.

Notwithstanding and in addition to the foregoing (and without limiting the foregoing in any respect), prior to June 15, 2019, the Issuer may redeem, at its option:

(1)         the New Secured Notes, in whole or in part, in connection with or upon the occurrence of a Change of Control or a public Equity Offering at a redemption price equal to 102% of the principal amount of the New Secured Notes, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that such redemption must occur on, or within 90 days after, the date on which any such Change of Control or public Equity Offering, as applicable, is consummated, and upon not less than 5 days’ nor more than 60 days’ notice by the Issuer mailed to each holder of New Secured Notes being redeemed or made available by (or at the direction of) the Issuer to each such holder in accordance with the applicable procedures of DTC (which notice, if issued prior to the date on which the applicable Change of Control or Public Equity Offering is consummated, may indicate that the Issuer’s obligation to effect such contemplated redemption is conditioned upon the occurrence of such Change of Control or Public Equity Offering) and otherwise in accordance with the procedures set forth in the New Secured Notes Indenture; and

(2)         in the aggregate up to 35% of the original aggregate principal amount of the New Secured Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (a) by the Issuer or (b) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer at a redemption price (expressed as a percentage of principal amount thereof) of 103.000%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that (a) at least 65% of the original aggregate principal amount of the New Secured Notes (calculated after giving effect to any issuance of Additional Notes) shall remain outstanding after each such redemption; and (b) such redemption must occur within 90 days after the date on which any such Equity Offering is consummated, and upon not less than 30 days’ nor more than 60 days’ notice by the Issuer mailed to each holder of New Secured Notes being redeemed and otherwise in accordance with the procedures set forth in the New Secured Notes Indenture.